Filed Pursuant to Rule 424(b)(5)
Registration No. 333-228729

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Securities to be Registered	Amount to be Registered (3)	Proposed Maximum Offering Price per Share (1)(3)	Proposed Maximum Aggregate Offering Price (1)(3)	Amount of Registration Fee (1)(2)(3)
Common Stock, par value $1.00	800,000	$139.43	$99,621,480	$12,074.12

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the shares reported on the New York Stock Exchange on December 6, 2018.

(2)	Pursuant to Rule 457(r) under the Securities Act of 1933, as amended.
(3)

Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, 85,509 shares of common stock were previously registered pursuant to a registration statement on Form S-3 (No. 333-208501), initially filed by Honeywell International Inc. on December 11, 2015, and were not sold thereunder. Those securities have been carried forward for application in connection with offerings under this registration statement in connection with sales of common stock under the registrant’s Dividend Reinvestment and Share Purchase Plan. Pursuant to Rule 415(a)(6), no additional fee has been paid with respect to those securities.

Honeywell International Inc.

Dividend Reinvestment and Share Purchase Plan

Common Stock

The Honeywell International Inc. Dividend Reinvestment and Share Purchase Plan (the “Plan”) provides holders of the common stock of Honeywell International Inc. with a simple and convenient method of investing cash dividends and optional cash payments in additional shares of common stock without payment of any brokerage commission or service charge. Any holder of record of the common stock is eligible to participate in the Plan.

A participant in the Plan may purchase additional shares by:

•	reinvesting dividends on all shares of common stock held by the participant;

•	reinvesting dividends on part of the shares of common stock held by the participant (while continuing to receive cash dividends on the other shares); or

•	making optional cash payments of not less than $25 each up to a maximum of $120,000 per calendar year, whether or not the participant’s dividends are being reinvested.

Cash dividends on all shares held for the participant’s account under the Plan will automatically be reinvested if no dividend reinvestment option is selected.

Shares purchased under the Plan will be purchased from Honeywell or, in the limited circumstances described in the Plan, on the open market. The purchase price of shares purchased from Honeywell will be the average of the high and low sales prices of the common stock reported as New York Stock Exchange Composite Transactions for the relevant investment date, which is the dividend payment date for months in which dividends are paid and the first business day of the month for all other months. The purchase price of shares purchased on the open market will be the negotiated price for such shares or, in the case of multiple open market purchases, the purchase price will be the average of the negotiated prices for such open market purchases.

This prospectus relates to 800,000 shares of common stock registered for sale under the Plan. 85,509 shares of common stock offered by this prospectus represent shares previously registered for sale under the Plan pursuant to a prior registration statement on Form S-3 (No. 333-208501), initially filed by Honeywell on December 11, 2015. This prospectus is being filed in connection with the filing by Honeywell of its new shelf registration statement on Form S-3 (No. 333-228729) in connection with the expiration of that prior registration statement. You should retain this prospectus for future reference. Shares sold under the Plan may be authorized but unissued shares or shares held in Honeywell’s treasury, or shares acquired on the open market.

Our common stock is listed on the New York Stock Exchange and the London Stock Exchange under the symbol “HON.” On December 10, 2018, the last reported sale price of our common stock on the New York Stock Exchange was $137.95.

Investing in our common stock involves certain risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 10, 2018

We have not authorized anyone to provide any information or make any representations other than those contained in this prospectus, the related registration statement or in any of the materials that we have incorporated by reference into this prospectus. You should carefully evaluate the information provided by us in light of the total mix of information available to you, recognizing that we can provide no assurance as to the reliability of any information other than that contained in this prospectus, the related registration statement or in any of the materials that we have incorporated by reference into this prospectus. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Honeywell filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended. Under this process, we may offer our shares of common stock in one or more offerings. Some transactions in which we offer shares of our common stock under this registration statement may require that we provide a prospectus supplement that will contain additional information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement.

This prospectus provides you with a general description of our shares of common stock. To understand the terms of our securities, you should carefully read this document with any applicable prospectus supplement. You should also read the documents we have referred you to in “Where You Can Find More Information About Honeywell” below for information on Honeywell and our financial statements.

In this prospectus and any prospectus supplement, unless otherwise specified, the terms “Honeywell,” “we,” “us” or “our” mean Honeywell International Inc. and its consolidated subsidiaries.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in U.S. dollars, or “$.”

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HONEYWELL

Honeywell International Inc. is a technology company that delivers industry specific solutions that include aerospace products and services, control technologies for buildings and industry, and performance materials globally. Honeywell was incorporated in Delaware in 1985, and its principal executive offices are located at 115 Tabor Road, Morris Plains, New Jersey 07950. Its main telephone number is (973) 455-2000.

RISK FACTORS

Investing in Honeywell’s common stock involves risk. Before making an investment decision, you should carefully consider the risks disclosed in Honeywell’s most recent annual and quarterly reports filed with the SEC, as well as other information Honeywell includes or incorporates by reference in this prospectus or any prospectus supplement. These risks could materially affect Honeywell’s business, results of operations or financial condition and cause the value of Honeywell’s common stock to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds Honeywell receives from the sale of securities described by this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of outstanding debt, repurchase of our common stock, investments in or extensions of credit to our subsidiaries, or the financing of possible acquisitions or business expansion. Honeywell currently has no specific plans for any such proceeds. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose. Pending application for specific purposes, the net proceeds may be invested in marketable securities.

DESCRIPTION OF THE PLAN

The text of the description of the Plan consists of a series of questions and answers:

Purpose

1. What is the purpose of the Plan?

The purpose of the Honeywell International Inc. Dividend Reinvestment and Share Purchase Plan is to provide holders of record of shares of the common stock of Honeywell International Inc. with a simple and convenient method of investing cash dividends and optional cash payments in additional shares of common stock without payment of any brokerage commission or service charge.

Advantages of the Plan

2. What are the advantages of the Plan?

A participant in the Plan may (a) have cash dividends on all of its shares automatically reinvested in common stock or (b) have cash dividends on part of its shares automatically reinvested or (c) whether or not it has elected to have any such dividends automatically reinvested, invest in additional shares by making optional cash payments of not less than $25 each up to a maximum of $120,000 per calendar year. Participants do not pay any commission or service charge in connection with purchases under the Plan. Full investment of funds is possible under the Plan because fractions of shares, as well as whole shares, will be credited to a participant’s account. Further, dividends in respect of such fractions, as well as whole shares, will be reinvested in additional shares of common stock and such shares will be credited to a participant’s account. A participant can avoid the need for safekeeping of certificates for shares credited to its account under the Plan. Statements of account sent to Plan participants will provide simplified recordkeeping. Under the Emergency Economic Stabilization Act, passed by Congress in 2008, you must reinvest at least 10% of your dividend distribution.

Administration

3. Who administers the Plan for participants?

The transfer agent and registrar for Honeywell International Inc. common stock is EQ Shareowner Services, a division of Equiniti Trust Company (the “Agent”).

The Agent is responsible for administering the Plan, receiving all cash investments made by participants, forwarding funds to be used to purchase common stock, holding shares of stock acquired under the Plan, maintaining records, sending statements of account to participants and performing other duties related to the Plan.

Contact information

Online:

shareowneronline.com

To obtain information and perform certain transactions on your account online, including investments via automatic withdrawal, share withdrawals and sale of shares, you may use the Agent’s website at: shareowneronline.com. The information on or linked to/from the Agent’s website is not part of, and is not incorporated by reference into, this prospectus. Reference to the Agent’s website is made as an inactive textual reference.

Click on “Sign Up Now!” under “I am a Current Shareowner”. You will need your 10-digit account number, your 12-digit Authentication ID and a valid email address. Your account number can be found on your dividend check, dividend deposit notice or account statement. If you do not have your Authentication ID, you may request one online or by phone. Your Authentication ID will be sent to your mailing address on file.

Telephone:

Toll free at 1-800-647-7147 between 8:00 a.m. and 8:00 p.m. Monday through Friday, Eastern Time. International Calls: 1-651-450-4064

Written correspondence:

EQ Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified/Overnight Mail:

EQ Shareowner Services 1110

Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

Participation

4. Who is eligible to participate?

All holders of record of shares of Honeywell common stock are eligible to participate in the Plan. For any shareowner whose shares are registered in the name of someone else (e.g., in the name of a broker or bank nominee) to participate, the shareowner must either become a shareowner of record by having some or all of such shares transferred into the shareowner’s own name, or make appropriate arrangements with the registered holder.

5. Is partial participation possible under the Plan?

Yes. A shareowner of record who desires the dividends on only some of its shares to be reinvested under the Plan may indicate such number of shares on the Authorization Form under “Partial Dividend Reinvestment.” Dividends on the remaining shares will not be reinvested and will be mailed directly to the participant. Under the Emergency Economic Stabilization Act, passed by Congress in 2008, you must reinvest at least 10% of your dividend distribution.

6. How does an eligible shareowner participate?

A holder of record of the common stock may join the Plan by signing an authorization form (the “Authorization Form”) and returning it to the Agent at the address set forth in Question 3. A business reply envelope will be provided with the Authorization Form for this purpose. An Authorization Form may be obtained at any time by calling the Agent at the number set forth in Question 3, or you may enroll online at shareowneronline.com.

7. When may an eligible shareowner join the Plan?

An eligible shareowner may join the Plan at any time.

If the Authorization Form is received by the Agent on or prior to the record date for a dividend payment, reinvestment of dividends will begin with that dividend payment date. If the Authorization Form is received after a record date, reinvestment of dividends will begin with the dividend payment date following the next record date. (Common stock dividend payment dates ordinarily are the tenth day of March, June, September and December, or the preceding business day if such tenth day is a Saturday or Sunday; corresponding record dates ordinarily precede payment dates by at least two weeks.)

Optional cash payments will be invested beginning with the first business day of the month following receipt by the Agent of the Authorization Form (which may be submitted online at shareowneronline.com), unless such month is a month in which common stock dividends are paid, in which case optional cash payments will be invested on the dividend payment date.

As used in the Plan, the term “investment date” means (a) the dividend payment date for those months in which there is a dividend payment date and (b) the first business day of a month in which there is no dividend payment date.

8. What does the Authorization Form provide?

The Authorization Form, which is available online at shareowneronline.com, provides for the purchase of additional shares of common stock through the following investment options:

A.

“FULL DIVIDEND REINVESTMENT,” which directs Honeywell to pay to the Agent for reinvestment in accordance with the Plan all of the participant’s cash dividends on all shares of common stock then-registered or subsequently registered in the participant’s name, and which permits the participant to make optional cash payments for the purchase of additional shares in accordance with the Plan;

B.

“PARTIAL DIVIDEND REINVESTMENT,” which directs Honeywell to pay to the Agent for reinvestment in accordance with the Plan all of the participant’s cash dividends on that number of shares of common stock registered in the participant’s name and designated in the appropriate space on the Authorization Form, and which permits the participant to make optional cash payments for the purchase of additional shares in accordance with the Plan. Under the Emergency Economic Stabilization Act, passed by Congress in 2008, you must reinvest at least 10% of your dividend distribution;

C.	“OPTIONAL CASH PURCHASES,” which permits the participant to make optional cash payments for the purchase of additional shares in accordance with the Plan.

A participant may select one of the dividend reinvestment options or the optional cash purchases option. Regardless of the option selected, cash dividends on all shares credited to a participant’s account under the Plan will be reinvested in accordance with the Plan. A participant’s election may be changed by written notice to the Agent at the address set forth in Question 3 or online at shareowneronline.com.

The Authorization Form also appoints the Agent as agent for each participant and directs the Agent to apply cash dividends and any optional cash payments a participant might make to the purchase of additional shares of common stock in accordance with the terms of the Plan.

Purchases

9. What will be the price of shares purchased under the Plan?

In the case of shares of common stock purchased from Honeywell with reinvested dividends or optional cash payments on any investment date, the purchase price will be the average of the high and low sales prices of the common stock reported as New York Stock Exchange Composite Transactions for the investment date (or the trading day immediately preceding the investment date, if the New York Stock Exchange is closed on the investment date). If there is no trading in the common stock on the New York Stock Exchange for a substantial amount of time during any investment date, the purchase price shall be determined by Honeywell on the basis of such market quotations as it shall deem appropriate. In the event of open market purchases of common stock, the purchase price will be as described in Question 34. Such purchase prices are hereinafter referred to collectively as the “purchase prices” and individually as the “purchase price.”

10. How many shares will be purchased for participants?

The number of shares to be purchased depends on the amount of a participant’s dividend and any optional cash payments and the purchase price of the shares. Each participant’s account will be credited with that number of shares, including fractions computed to three decimal places, equal to each participant’s total amount to be invested divided by the purchase price.

Optional Cash Purchases

11. How does the cash purchase option work?

Optional cash payments received by the Agent from a participant prior to an investment date (see Questions 13 and 14) will be applied by the Agent to the purchase of additional shares on the investment date (or as soon thereafter as possible if open market purchases are made under the circumstances described in Question 34). Cash dividends payable on all shares credited to the account of a participant under the Plan, whether such shares were purchased with reinvested dividends or optional cash payments, will be allocated according to your dividend reinvestment election.

12. How are optional cash payments made?

You can make additional cash investments in the Plan at any time either by check or by authorizing one-time or recurring automatic bank withdrawals from a U.S. or Canadian financial institution.

Check—To make an investment by check, complete and return a Transaction Request Form (attached to your account statement) together with your payment. The check must be made payable to “Shareowner Services” in U.S. dollars and should be mailed to the Agent at the Written Correspondence address set forth in Question 3.

One-time automatic withdrawal—You can make a one-time automatic withdrawal from a designated checking or savings account at a qualified financial institution by signing on to shareowneronline.com.

Recurring automatic withdrawals—You can make regular investments with automatic monthly withdrawals from a designated checking or savings account at a qualified financial institution. You can authorize automatic investments by signing on to shareowneronline.com.

No cash, money orders, traveler’s checks or third-party checks will be accepted by the Agent. Optional cash payments received from foreign shareowners must be in U.S. dollars and will be invested in the same manner as payments from other participants.

13. When will optional cash payments received by the Agent be invested?

Optional cash payments will be invested on the investment date in the case of shares purchased from Honeywell and as soon as possible (but not more than 30 days) thereafter in the case of open market purchases under the circumstances described in Question 34. Under no circumstances will interest be paid on optional cash payments. Participants are therefore strongly urged to transmit their optional cash payments so as to be received by the Agent as close as possible but prior to the investment date.

14. Under what circumstances will optional cash payments be returned?

Optional cash payments received by the Agent will be returned to the participant upon written request received by the Agent at least two business days prior to an investment date. The Agent may, however, delay issuance of any refund check for at least ten business days after receipt of the request to allow for clearance of the original payment. Any optional cash payments in excess of the $120,000 per calendar year limit will be returned, as will cash, money orders, traveler’s checks, third-party checks and checks not in U.S. dollars.

15. What happens if an optional cash payment is returned to the Agent due to insufficient funds?

If an optional cash payment is returned to the Agent due to insufficient funds, the Agent will debit any uninvested cash to satisfy the return of the optional cash payment amount. If the funds have already been invested, the Agent will sell the shares that have been purchased to satisfy the return of the optional cash payment amount. If the sale of the shares purchased is not sufficient to satisfy the return of the optional cash payment amount, the Agent will sell additional shares from the participant’s account to make up the difference.

In addition, the Agent reserves the right to sell additional shares from the participant’s account to satisfy any fees related to the return of the optional cash payment amount.

Costs

16. Are there any out-of-pocket costs to participants in connection with participation in the Plan?

All costs of administration of the Plan are paid by Honeywell. No service charges or brokerage commissions are charged to participants in connection with the purchase of shares under the Plan. Certain expenses may be incurred by the participant if the participant requests the re-registration of shares upon the issuance of a certificate or if the participant requests that shares be sold upon their withdrawal from the Plan (see Questions 22, 23 and 24). In addition, any service charges imposed by the Agent in connection with termination of participation in the Plan (Question 24) will be passed on to the participant. For additional fees and expenses to be borne by the participant, see Question 34.

Taxes

17. What are the income tax consequences of participation in the Plan?

Under federal income tax law, in the case of shares acquired from Honeywell with reinvested dividends, a participant will realize, on the determination date (defined below), a taxable dividend in an amount equal to the fair market value on the determination date of the shares so acquired rather than a dividend in the amount of the cash otherwise payable to the participant. Such amount will also be the tax basis of the shares. Alternatively, when the Agent purchases shares on the open market with reinvested dividends, a participant will realize a taxable dividend in an amount equal to the purchase price of the shares so acquired plus any brokerage commissions paid by Honeywell which are attributable to the purchase of the participant’s shares. Such amount will also be the participant’s tax basis in such shares.

In the case of shares purchased with optional cash payments, a participant will not realize any taxable income if the shares are purchased from Honeywell. If the shares are purchased on the open market, a participant will realize a taxable dividend in an amount equal to any brokerage commissions paid by Honeywell which are attributable to the purchase of the participant’s shares. The tax basis of shares purchased with an optional cash payment and credited to the participant’s account will be the purchase price of such shares plus allocable brokerage commissions, if any.

For purposes of this Question 17, the “fair market value” of shares acquired with reinvested dividends will be the average of the high and low sales prices of the shares reported as New York Stock Exchange Composite Transactions for the determination date. The “determination date” will be the investment date in the case of shares purchased from Honeywell and the date shares are allocated to participants’ accounts in the case of open market purchases under the circumstances described in Question 34.

A participant’s holding period for shares acquired pursuant to the Plan will begin on the day following the determination date.

A participant will not realize any taxable income when the participant receives a certificate for whole shares credited to the participant’s account, either upon the participant’s request for certain of those shares or upon termination of the participant’s account.

A participant will realize gain or loss when shares are sold or exchanged, whether such sale or exchange is pursuant to the participant’s request under the Plan or takes place after withdrawal from the Plan and, in the case of a fraction of a share, when the participant receives a cash payment for the fraction. The amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis thereof.

All participants are urged to consult their own tax advisors to determine the particular tax consequences, including those under state and local tax laws, which may result from their participation in the Plan and the subsequent disposition of shares purchased pursuant to the Plan. The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction.

18. What are the requirements for withholding for non-U.S. participants?

A participant who is a nonresident alien individual, a foreign corporation, or a person that is otherwise not subject to U.S. federal income tax on a net income basis in respect of the shares (a “Non-U.S. participant”) will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty with respect to any taxable dividends (as discussed in Question 17) received by such Non-U.S. participant. Even if a Non-U.S. participant is eligible for a lower treaty rate, Honeywell and other payers will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to such Non-U.S. participant, unless:

•

such Non-U.S. participant furnishes the applicable Internal Revenue Service Form W-8BEN or other documentary evidence establishing the Non-U.S. participant’s entitlement to the lower treaty rate with respect to such payments and neither Honeywell nor its Agent (or other payer) have actual knowledge or reason to know to the contrary, and

•

if required by the Foreign Account Tax Compliance Act or any intergovernmental agreement enacted pursuant to that law, such Non-U.S. participant or any entity through with the participant receives dividends, and after December 31, 2018, gross proceeds from the sale or exchange of shares, if required, has provided the applicable withholding agent with certain information with respect to the participant’s or the entity’s direct and indirect U.S. owners, and if a Non-U.S. participant holds the common stock through a foreign financial institution, such institution has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution or entity) and the participant has provided any required information to such institution, or has otherwise complied with the terms of an intergovernmental agreement.

If a Non-U.S. participant is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, such Non-U.S. participant may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. participants are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their participation in the Plan.

19. What are the requirements for back-up withholding?

Under federal income tax law, a participant in the Plan may be subject to backup withholding (currently at the rate of 28%) with respect to the amount of dividends attributable to the participant’s shares of common stock or from the proceeds of the sale of a fraction of a share or whole shares under the Plan unless the participant (a) is an exempt participant (including, among others, all corporations and certain foreign individuals) or (b) provides the participant’s correct taxpayer identification number to the Agent, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. In order to qualify as exempt, a foreign individual participant must submit a statement attesting to that individual’s exempt status. Amounts paid as backup withholding do not constitute an additional tax and would be allowable as a credit against the participant’s federal income tax liability. Any withheld amounts will be deducted from the amount of dividends to determine the amount of dividends available for reinvestment.

Forms for certifying a participant’s taxpayer identification number and for establishing the exemption of a foreign individual participant from backup withholding, as well as additional information concerning the requirements for certification, may be obtained by writing the Agent at the address set forth in Question 3. Participants should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Reports to Participants

20. What kind of reports will be sent to participants in the Plan?

As soon as administratively possible after each dividend payment date, a quarterly statement of account will be mailed to each participant by the Agent. In addition, a monthly statement will be mailed as soon as administratively possible after the investment date to those participants investing optional cash payments in months in which there is no dividend payment date. The latest statement of account for any year contains year-to-date information and should be retained for income tax purposes since it provides the participant with a record of the cost of the participant’s purchases during that year. In addition, each participant will receive copies of communications sent to holders of the common stock, including a Notice of Internet Availability of Proxy Materials or Honeywell’s annual report to shareowners, notice of annual meeting and proxy statement, and any Internal Revenue Service information for reporting dividend income (i.e., Form 1099).

Dividends on Fractions of Shares

21. Will participants be credited with dividends on fractions of shares?

Yes. Dividends with respect to fractions of shares held under the Plan, as well as whole shares, will be credited to the participant’s account and will be reinvested according to your dividend reinvestment option.

Certificates for Shares

22. Will certificates be issued for shares purchased?

No certificate will be issued for shares credited to a participant’s account unless the participant so requests the Agent in writing as indicated below. The number of shares credited to an account under the Plan will be shown on the participant’s latest statement of account. This service protects against loss, theft or destruction of stock certificates.

At any time, a participant may request a certificate for (or the sale of) all or part of the whole shares credited to the participant’s account by checking the appropriate box on the tear-off section attached to a recent statement of account provided by the Agent and mailing it to the Agent at the address set forth in Question 3. In addition, a participant may make such a request online at shareowneronline.com. For online access to a participant’s account, the participant must know his or her account number and social security number. The request should contain a reference to Honeywell International Inc. If a sale is requested, the Agent will sell the shares at market within five business days after receipt of the request, and the participant will receive the proceeds from the sale, less any brokerage commission and service charges. Any remaining whole shares and fraction of a share will continue to be credited to the participant’s account. In no event will a certificate for a fraction of a share be issued to participants.

Shares credited to the account of a participant under the Plan may not be pledged or assigned and any such purported pledge or assignment shall be void. A participant who wishes to pledge or assign any of the shares must request that a certificate for those shares be issued in the participant’s name.

An institution that is required by law to maintain physical possession of certificates may request a special arrangement regarding the issuance of certificates for whole shares purchased under the Plan. This request should be mailed to the Agent at the address set forth in Question 3.

23. In whose name will certificates be registered when issued to participants?

Shareowner accounts under the Plan are maintained in the names in which certificates of participants were registered at the time they joined the Plan. Consequently, certificates for whole shares will be similarly registered when issued. If a participant wants these shares registered in any name other than that of the holder of record participating in the Plan or wants to transfer shares to another Plan account, the participant should contact the Agent at the address or telephone number set forth in Question 3 to request the appropriate forms. In the event of such re-registration or transfer, a participant would be responsible for any possible transaction fees and for compliance with any applicable transfer requirements.

Termination of Participation in the Plan

24. How is participation in the Plan terminated?

To terminate participation in the Plan, a participant (or participants if a joint registration) must notify the Agent by checking the appropriate box on the tear-off section attached to a recent statement of account provided by the Agent and mailing it to the Agent at the address set forth in Question 3. A participation in the Plan may also be terminated online at shareowneronline.com. If a participant elects to keep their shares, the whole shares held in the Plan balance will be moved to book-entry Direct Registration Shares (“DRS”). Any fractional shares will be sold at the market price, and you will receive a check (less any fees) for the proceeds. If a participant chooses to sell all of their shares, the sale proceeds, less applicable taxes and transaction fees, will be remitted to the participant via check or the participant can choose to have the proceeds directly deposited into their bank account.

25. When may participation in the Plan be terminated?

A participant may request termination of participation in the Plan at any time.

If the request to terminate is received by the Agent prior to the record date for a dividend, the request will be processed as soon as administratively possible.

If the request to terminate is received by the Agent at least three business days prior to a dividend payment date, the dividend will be paid to the participant in cash. If the request to terminate is received by the Agent less than three business days prior to the dividend payment date, any cash dividend paid on the dividend payment date will be reinvested for the participant’s account. Any optional cash payment which had been sent to the Agent prior to the request to terminate will be invested unless return of the amount is expressly requested in the termination request and the request is received at least two business days prior to the investment date. The request to terminate will be processed as promptly as possible.

All dividends subsequent to termination of participation will be paid to the participant in cash unless the participant re-enrolls in the Plan, which may be done at any time.

Safekeeping

26. Will the Agent accept a participant’s underlying certificates for safekeeping?

Yes. Participants in the Plan who wish to do so may deposit common stock certificates registered in their names with the Agent for safekeeping. This custodial service relieves a participant of the responsibility for loss, theft or destruction of the certificates. The shares represented by the deposited certificates will be transferred into the name of the Agent or its nominee and the Agent will credit the shares to the participant’s Plan account. Dividends paid on all shares held for safekeeping by the Agent will be reinvested according to the participant’s dividend reinvestment election.

Participants who wish to deposit certificates should send their certificates (which should not be endorsed) to the Agent at the address set forth in Question 3, along with a written request that the certificates be deposited by the Agent for safekeeping under the Plan. Because the participant bears the risk of loss in sending certificates to the Agent, it is recommended that the certificates be sent by registered mail, return receipt requested and properly insured.

Sale or Transfer of Shares

27. What happens when a participant sells or transfers all of the shares registered in the participant’s name?

If a participant disposes of all shares registered in the participant’s name, the Agent will continue to reinvest the dividends on shares credited to the participant’s account under the Plan, subject to the participant’s right to terminate participation in the Plan at any time. The Agent reserves the right to terminate participation in the Plan if a participant does not have at least one whole share in the Plan.

28. How can a participant sell shares?

You can sell your Plan shares at any time by submitting a request to sell either online, by telephone or through the mail (see Contact Information in Question 3). A check will be issued for your sale proceeds, unless you elect to receive the funds by direct deposit into your bank account.

You may instruct the Agent to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order, or Stop Order.

Batch Order (online, telephone, mail)—Requests to sell shares are aggregated and the total of all shares are sold on the open market. Batch Order sale requests will be completed by the Agent within five business days. The price per share sold will not be known until the sales are completed and will always be the weighted-average price for all shares sold for the Plan on the trade date.

Market Order (online or telephone)—During market hours, sale requests will be promptly submitted by the Agent to a broker. The sale will be at the prevailing market price when the trade is executed. Once entered, a Market Order request cannot be canceled. Sale requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone)—Sale requests for a Day Limit Order will be promptly submitted by the Agent to a broker. The sale will be executed when and if the stock reaches, or exceeds the specified price on the day the order was placed. The request will be automatically canceled if the price is not met by the end of the trading day.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone)—Requests to sell shares with a GTD and GTC Limit Order will be promptly submitted by the Agent to a broker. The sale will be executed when and if the stock reaches, or exceeds, the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). The request is automatically canceled if the price is not met by the end of the order period.

Stop Order (online or telephone)—Requests to sell shares will be promptly submitted by the Agent to a broker for a Stop Order. The sale will be executed when the stock reaches a specified price, at which time the order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

29. If Honeywell has a rights offering, how will the rights on the Plan shares be handled?

If a participant is entitled to participate in a rights offering relating to the common stock, the entitlement will be based upon the participant’s total holdings. However, any rights certificates will be issued for the number of whole shares only.

30. What happens if Honeywell issues a dividend payable in stock or declares a stock split?

Any dividend payable in common stock or split shares distributed by Honeywell on shares credited to the account of a participant under the Plan or on shares registered in the name of the participant will be credited to the participant’s account under the Plan.

31. How will a participant’s shares held by the Agent be voted at shareowners’ meetings?

Shares held by the Agent for a participant will be voted as the participant directs.

A Notice of Internet Availability of Proxy Materials or a proxy card will be sent to each participant in connection with any annual or special meeting of shareowners, as in the case of shareowners not participating in the Plan. The proxy will apply to all shares registered in the participant’s own name, if any, as well as to all shares credited to the participant’s account under the Plan.

As in the case of non-participating shareowners, if no instructions are indicated on a properly signed and returned proxy card and a participant does not vote by phone or internet, all of the participant’s shares—those registered in the participant’s name, if any, and those credited to the participant’s account under the Plan—will be voted in accordance with the recommendations of Honeywell’s management, unless the rules of the stock exchange do not allow such vote. If the proxy card is not returned or is returned unsigned and the participant does not vote by phone or internet, the participant’s shares may be voted only if the participant or a duly appointed representative votes in person at the meeting.

32. What are the responsibilities of Honeywell and the Agent under the Plan?

Honeywell and the Agent will not be liable under the Plan for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death or with respect to the prices at which shares are purchased or sold for the participant’s account, the times when such purchases or sales are made, or with respect to any fluctuation in market value of the common stock.

The participant should recognize that neither the Agent nor Honeywell can assure the participant of a profit or protect the participant against a loss on shares purchased under the Plan.

33. May the Plan be changed or discontinued?

Notwithstanding any other provision of the Plan, the Board of Directors of Honeywell or any designee thereof (which designee need not be a director of Honeywell) reserves the right to amend, suspend, modify or terminate the Plan at any time, including the period between a record date and a dividend payment date. To the extent and in the manner the Board or such designee deems appropriate, notice of any such amendment, suspension, modification or termination will be sent to all participants.

34. Under what circumstances will shares be purchased on the open market and what effect would such purchases have on participants?

Shares of common stock purchased from Honeywell under the Plan may either be authorized but unissued shares or shares reacquired by Honeywell and held in its treasury. If the Agent would be unable to purchase sufficient shares (whether authorized but unissued shares or treasury shares) from Honeywell to satisfy the requirements of the Plan for an investment date, the Agent will purchase the required shares in excess of those purchased from Honeywell for that investment date on the open market. Open market purchases will be made as soon as possible after the applicable investment date, but not more than 30 days after such date.

The purchase price of shares purchased from Honeywell will be computed as set forth in Question 9. The purchase price of shares purchased on the open market will be the negotiated price for such shares or, in the case of multiple open market purchases, the purchase price will be the average of the negotiated prices for such open market purchases. If shares are purchased on the open market, Honeywell will pay any brokerage commissions which would not have been paid by participants if all of the shares had been purchased from Honeywell under the Plan.

In the event of open market purchases, shares will not be allocated to participants’ accounts until the date on which the Agent has purchased sufficient shares from Honeywell and on the open market for all participants in the Plan. The purchase price to participants will be based on the weighted average of the purchase price of all shares purchased from Honeywell and the purchase price of all shares purchased on the open market with the funds available for that investment date.

In addition, the income tax consequences to participants will be based on the fair market value of the common stock on the date such shares are allocated to participants’ accounts, rather than on the investment date, and participants will realize taxable dividend income in an amount equal to their allocable share of brokerage commissions paid by Honeywell (see Question 17).

35. What are the costs to persons who participate in the Plan?

Investment Summary and Fees
Summary
Minimum cash investments
Minimum one-time optional cash purchase	$25.00
Minimum recurring automatic investments	$25.00
Maximum cash investments
Maximum annual investment	$120,000.00
Dividend reinvestment options
Reinvest options	Full, Partial
Fees
Investment fees
Dividend reinvestment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	Company Paid
Optional cash purchase trading commission per share	Company Paid
Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

Such fees are subject to change at any time.

Additional Information About the Plan

The Agent has advised us that sales are usually made through an affiliated broker, who will receive brokerage commissions in connection with such transactions. Commission and sales fees are set forth under Question 35 above.

Neither Honeywell nor the Plan will be liable for actions taken in good faith in administering the Plan, or for actions required by law, or for good faith omissions to act. This includes any claims for liability relating to the prices at which shares are purchased or sold for your account, the dates of purchases or sales, or any changes in the market value of the common stock.

Your account represents an investment in the common stock, which may increase or decrease in value. You are responsible for the investment decisions regarding your Plan investments. Neither Honeywell nor the Plan can provide investment advice.

You are responsible for costs that you incur in connection with Plan participation—for example, the cost of sending certificates or other materials to us, fees that your bank may charge you for automatic withdrawal, or fees for certificates and the fees noted above in Question 35.

This prospectus (including any supplements or revisions that may be distributed in the future) sets forth the terms of the Plan. Honeywell may change the terms of the Plan, including applicable fees, or terminate the Plan, at any time. We will mail you a supplemental or revised prospectus before any material changes in the Plan are effective. Honeywell and the Agent may change their administrative procedures without notice, if the changes do not change material terms of the Plan.

DESCRIPTION OF COMMON STOCK

General

As of the date of this prospectus, we are authorized to issue up to 2,000,000,000 shares of common stock. As of September 30, 2018, we had approximately 958 million shares of common stock issued (including approximately 217.3 million shares held in treasury). EQ Shareowner Services, a division of Equiniti Trust Company, is the transfer agent and registrar for our common stock. Shares of common stock are listed on the New York Stock Exchange and the London Stock Exchange under the symbol “HON.”

The following summary is not complete. You should refer to the applicable provision of Honeywell’s charter and by-laws and to Delaware corporate law for a complete statement of the terms and rights of our common stock.

Dividends

Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors of Honeywell, out of funds legally available for their payment, subject to the rights of holders of any preferred stock outstanding.

Voting Rights

Each holder of common stock is entitled to one vote per share. Subject to any rights of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designations creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

Rights Upon Liquidation

In the event of Honeywell’s voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of Honeywell’s assets available for distribution after the payment in full of all debts and distributions and after the holders of any series of outstanding preferred stock have received their liquidation preferences in full.

Other Rights

Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. If we merge or consolidate with or into another company and as a result our common stock is converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of consideration per share of common stock.

Possible Anti-Takeover Provisions

Honeywell’s charter and by-laws provide:

•

that the board of directors may establish the number of seats on the board, subject to the right of preferred stockholders to elect directors in certain circumstances and shareowners’ rights to set the number of seats upon the vote of holders of a majority of the outstanding shares of common stock;

•	that vacancies on the board of directors other than at the annual meeting are filled by a vote of the remaining directors;

•

that special meetings of shareowners generally may be called by the chief executive officer, by a majority of the authorized number of directors, or by the holders of not less than fifteen percent of the outstanding shares of Honeywell common stock (excluding derivatives);

•	that action may be taken by shareowners only at annual or special meetings and not by written consent;

•	that advance notice must be given to Honeywell for a shareowner to nominate directors for election at a shareowner meeting; and

•

that the board of directors may in limited circumstances, without stockholder approval, adopt a plan to provide for the distribution to stockholders of preferred stock or certain other securities upon the occurrence of certain triggering events (but any such plan adopted without stockholder approval must expire within one year of adoption unless ratified by the stockholders).

Any of these provisions could delay, deter or prevent a tender offer for or attempted takeover of Honeywell.

Our charter permits us to issue up to 40,000,000 shares of preferred stock with terms that may be set by the board of directors of Honeywell or a committee of our board of directors. That preferred stock could have terms that could delay, deter or prevent a tender offer or takeover attempt of Honeywell.

Under Delaware law, an acquirer of 15% or more of our shares of common stock must wait three years before a business combination with us unless one of the following exceptions is available:

•	approval by our board of directors prior to the time the acquirer became a 15% shareowner of Honeywell;

•	acquisition of at least 85% of our voting stock in the transaction in which the acquirer became a 15% shareowner of Honeywell; or

•	approval of the business combination by our board of directors and two-thirds of our disinterested shareowners.

Honeywell’s by-laws provide that, unless Honeywell consents in writing to the selection of an alternative forum, a state or federal court located within the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Honeywell, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Honeywell to Honeywell or Honeywell’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or (iv) any action asserting a claim governed by the internal affairs doctrine. Honeywell’s by-laws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Honeywell will be deemed to have notice of and consented to the exclusive forum provisions described above.

EXPERTS

The financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Honeywell’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

Certain legal matters will be passed upon for Honeywell by Anne T. Madden, Senior Vice President, General Counsel and Corporate Secretary, of Honeywell.

WHERE YOU CAN FIND MORE INFORMATION ABOUT HONEYWELL

This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us, our securities and other information set forth herein, reference is made to the registration statement and exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is subject to, and qualified in its entirety by, reference to the applicable contract or other document filed herewith.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our Web site at http://www.honeywell.com. The information on or linked to/from our Web site is not part of, and is not incorporated by reference into, this prospectus. Reference to our Web site is made as an inactive textual reference. You may also inspect reports, proxy statements and other information about Honeywell at the office of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents filed with the SEC after the date of this prospectus will automatically update and supersede information contained herein or on file with the SEC as of the date of this prospectus. We incorporate by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 9, 2018;

•

Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on April 20, 2018, for the quarter ended June 30, 2018, filed with the SEC on July 20, 2018 and for the quarter ended September 30, 2018, filed on October 19, 2018; and

•	Our Current Reports on Form 8-K filed with the SEC on February 14, 2018, April 23, 2018, May 1, 2018, May 31, 2018, June 19, 2018, August 2, 2018, October 19, 2018 and October 29, 2018.

We also incorporate by reference additional documents that we may file with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. These documents include periodic reports, which may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this prospectus through us, or from the SEC through the SEC’s Web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus free of charge by requesting them in writing or by telephone from us at the following address and telephone number: Honeywell International Inc., 115 Tabor Road, Morris Plains, New Jersey 07950, Attention: Assistant Corporate Secretary, Telephone No.: (973) 455-2000.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that address activities, events or developments that management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties that can affect our performance in both the near- and long-term. These forward-looking statements should be considered in light of the information included in this prospectus, including the information under the heading “Risk Factors” and the description of trends and other factors in Management’s Discussion and Analysis of Financial Condition and Results of Operations set forth in our Annual Report on Form 10-K for the year ended December 31, 2017 and in Management’s Discussion and Analysis of Financial Condition and Results of Operations set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which are incorporated herein by reference, and in our other filings with the SEC.

INDEMNIFICATION UNDER THE SECURITIES ACT

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, shareowner vote, agreement, or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Under Article ELEVENTH of Honeywell’s Amended and Restated Certificate of Incorporation, each person who is or was a director or officer of Honeywell, and each director or officer of Honeywell who serves or served any other enterprise or organization at the request of Honeywell, shall be indemnified by Honeywell to the full extent permitted by the DGCL.

Under the DGCL, to the extent that such a person is successful on the merits or otherwise in defense of a suit or proceeding brought against such person by reason of the fact that such person is or was a director or officer of Honeywell, or serves or served any other enterprise or organization at the request of Honeywell, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys’ fees) and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Honeywell, and with respect to any criminal action, had no reasonable cause to believe such person’s conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of Honeywell, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Honeywell except that if such a person is adjudged to be liable in such suit to Honeywell, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

In addition, Honeywell maintains directors’ and officers’ reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Honeywell pursuant to our Amended and Restated Certificate of Incorporation, Delaware law, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.